EXHIBIT 21

List of Direct and Indirect Subsidiaries of Orion HealthCorp, Inc. at December 31, 2006

Subsidiary Name                           State of Incorporation or Organization
---------------                           --------------------------------------
Baytown SurgiCare, Inc. (1)                        Texas

Bellaire ASC, LP (2)                               Texas

Bellaire SurgiCare, Inc. (1)                       Texas

Dennis Cain Physician Solutions, Ltd. (2)          Texas

Integrated Physician Solutions, Inc.               Delaware

Medical Billing Services, Inc.                     Texas

On Line Alternatives, Inc.                         Alabama

On Line Payroll Services, Inc.                     Alabama

Rand Medical Billing, Inc.                         California

Town & Country SurgiCare, Inc. (1)                 Texas


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(1) Merged into Orion HealthCorp, Inc. on January 18, 2007
(2) Partnerships cancelled on January 18, 2007